CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 17, 2010, relating to the financial statements and financial highlights which appear in the December 31, 2009 Annual Report to Shareholders of each of the seventeen funds constituting AIM Growth Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Persons to Whom Invesco Provides Non-Public Portfolio Holdings on an Ongoing Basis” and “Other Service Providers” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
April 23, 2010